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                                                                    EXHIBIT 99.1


                            APOGENT TECHNOLOGIES INC.
                    ANNOUNCES COMPLETION OF DEBUT BOND ISSUE

PORTSMOUTH, NH (April 4, 2001): Apogent Technologies Inc. (NYSE: AOT), manufacturer of clinical and research laboratory products, announced today the completion of a debut $325 million senior notes offering in a private placement with registration rights. The notes have a maturity of ten years and an 8% coupon rate. Apogent used the proceeds to repay a portion of its variable rate bank debt, thereby diversifying its funding sources with a long-term, fixed rate component.

The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.


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